 Ex. 99.28(d)(24)(iii)

Amendment to

Amended and Restated Sub-Advisory Agreement

Between Jackson National Asset Management, LLC

and Goldman Sachs Asset Management, L.P.

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Goldman Sachs Asset Management, L.P., a limited partnership organized under the laws of the state of Delaware and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of the 13th day of September, 2021, and Amended and Restated as of the 1st day of September, 2022 (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved, and the Parties have agreed to amend the sub-advisory fees, as set forth on Schedule B to the Agreement, to reflect fee reductions for the following five funds, effective October 1, 2023:

1)	JNL/Goldman Sachs Managed Aggressive Growth Fund;
2)	JNL/Goldman Sachs Managed Conservative Fund;
3)	JNL/Goldman Sachs Managed Growth Fund;
4)	JNL/Goldman Sachs Managed Moderate Fund; and
5)	JNL/Goldman Sachs Managed Moderate Growth Fund.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 1, 2023, attached hereto.

2)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

3)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

4)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of October 1, 2023.

Jackson National Asset Management, LLC		Goldman Sachs Asset Management, L.P.

By:	/s/ Mark D. Nerud	By:	/s/ Marci Green
Name:	Mark D. Nerud	Name:	Marci Green
Title:	President and Chief Executive Officer	Title:	Managing Director

Schedule B

Dated October 1, 2023

(Compensation)

Funds
JNL/Goldman Sachs Managed Growth Fund
JNL/Goldman Sachs Managed Conservative Fund
JNL/Goldman Sachs Managed Moderate Growth Fund
JNL/Goldman Sachs Managed Moderate Fund
JNL/Goldman Sachs Managed Aggressive Growth Fund
Assets	Annual Rate
$0 to $8 Billion Over $8 Billion	.0150% .0075%

The assets of the funds listed above are aggregated for purposes of calculating the sub-advisory fee.

Fund
JNL/Goldman Sachs 4 Fund
Assets	Annual Rate
$0 to $1 Billion $1 Billion to $3 Billion Over $3 Billion	0.09% 0.08% 0.06%

B-1